Company Contact:	Investor Relations Contact:
Stephen Jones	Lippert / Heilshorn & Associates
Vice President — Investor Relations	Kirsten Chapman / David Barnard
217-258-9522	415-433-3777
investor.relations@consolidated.com	David@lhai-sf.com
Consolidated Communications Holdings Reports Third Quarter 2005 Results
- DSL Penetration Exceeds 14.7% and Tops 36,000 Subscribers -
- IPTV Passes 19,000 Homes and Tops 1,000 Subscribers in Illinois -
- Integration Remains on Target -
Mattoon, IL — November 9, 2005 — Consolidated Communications Holdings, Inc. (Nasdaq: CNSL) today announced results for the third quarter and nine months ended September 30, 2005. The company reported revenues of $82.2 million for the third quarter and $240.2 million for the nine-month period. Adjusted EBITDA and net cash provided by operating activities for the quarter were $33.1 million, including the effect of a $2.7 million litigation settlement, and $17.8 million, respectively, and for the nine-month period $101.2 million and $47.1 million, respectively.
“We are very pleased with our financial results for the third quarter and the progress we continue to make with respect to integration, including the consolidation of our retail billing systems to a common platform. We are also making solid progress in executing our long-term strategy of providing high-quality voice and broadband services to our customers,” said Bob Currey, Consolidated’s president and chief executive officer. “Besides taking great care of customers, our focus is on generating cash flow. Our strategy is to drive increases in average revenue per user (ARPU) with higher-value service offerings such as digital subscriber lines (DSL) and our recently introduced Internet-protocol television (IPTV) product, which we call Digital Video Service (DVS).”
“Our third quarter Telephone Operations ARPU increased to approximately $98 up from approximately $97 a year ago, and DSL increased 48 percent versus a year ago to over 36,000 subscribers. Our advanced IP backbone is supporting our penetration in broadband services by enabling DSL availability to over 90 percent of our local access lines, with speeds of up to 6 megabits per second (Mbps) to our DSL customers. Over this same network, we are delivering DVS to customers in selected Illinois markets. In addition, in the quarter total connections increased to 280,953, and service bundles were up 5.6 percent sequentially to 35,163.”
“DVS is an exciting product in Consolidated’s strategic arsenal. It offers a competitive alternative to cable with up to 195 channels, all the major networks and premium programming, such as HBO, Cinemax and Showtime, to name a few,” continued Currey. “Our network is ADSL 2+ based and is capable of delivering over 200 all digital channels, plus on demand services to the home over existing phone lines. DVS represents a good deal on its own and is even a better value when packaged with our other services. This advanced technology product is meeting our expectations. We conducted a soft launch of our DVS offering in early 2005, passing approximately 7,500 homes as of the end of the first quarter. In August, we began marketing the service more aggressively. As of September 30th, we passed approximately 19,000 homes and had over 1,000 DVS subscribers. We expect to complete our primary buildout of DVS in selected Illinois markets by mid-2006, passing approximately 36,000 homes by that time. We look forward to continued growth in the number of subscribers as we gain momentum, extend availability and roll out new marketing initiatives for DVS.”
Steve Childers, Consolidated’s chief financial officer, said, “In addition to our strategy to drive sales and ARPU, we continue to realize the benefits from our actions to improve operating efficiencies. We experienced a full quarters’ impact of: the changes we made to Texas’ pension and Other Post Employment Benefit (OPEB) plans; the closing of the Irving, Texas facility; and staffing reductions. These cost structure initiatives generated approximately $2.8 million in savings when compared to the third quarter of 2004. Regarding integration, during the quarter, we completed phase one of the consolidation of our retail billing systems project to a common platform. This phase of the project was on time, on budget and with no disruption to our customers, our service personnel or our collection processes.”
Currey commented, “An example that highlights the value of our overall integration efforts was our response to Hurricane Rita. Because of the success we have had in bringing the two companies together, we were able to utilize resources in both states and act quickly to minimize service disruptions to our customers. It was an all out effort and I am very proud of the way our employees and network performed.” As previously announced, Hurricane Rita did not have a material impact on the company’s financial condition or results of operations.
Operating Statistics at September 30, 2005
•	Total connections were 280,953.

•	Total local access lines were 244,902.

•	Digital subscriber lines were 36,051.

•	Long distance lines were 142,311.

•	Total service bundles were approximately 35,163.

•	Total Telephone Operations ARPU was $97.63 for the three-month period ended September 30th.
DSL continues to perform well, contributing to ARPU growth and increasing Consolidated’s strategic product penetration. During the third quarter, DSL grew 9 percent sequentially, which brings the year-over-year increase to 48 percent. Overall total service bundle penetration increased by 28 percent year-over-year to approximately 14.4 percent of total lines and 21.4 percent of residential lines.
Currey concluded, “Going forward, we are confident in our ability to drive ARPU and operating efficiencies that will sustain and grow operating cash flows and provide for our expected dividend payments. We anticipate the next dividend will be paid on or about February 1, 2006 to shareholders of record on January 15, 2006.”
Summary of Financial Transactions
“In addition to focusing on operating results, we continue to execute on our financial strategy to minimize interest rate exposure and to improve our capital structure. As previously disclosed, we completed our initial public offering (IPO) on July 27th and utilized the resulting net proceeds of $67.8 million, after deduction of offering costs, to redeem $65.0 million of our 9 3/4 % Senior Notes due 2012. Since December 31, 2004, we have reduced the debt on our balance sheet by $69.4 million, and our total net debt to twelve-month Adjusted EBITDA coverage remains steady with last quarter at 3.9 times,” commented Childers.
Consolidated also recently completed or initiated the following debt related transactions:
•	On August 22nd, Consolidated executed a $100.0 million notional amount of floating to fixed interest rate swap arrangements relating to a portion of its $425.0 million term loan facility. These swaps are six-year agreements and were effective on September 30th.

•	On October 12th, the company executed another $100.0 million notional amount floating to fixed interest rate swap arrangements relating to a portion of its $425.0 million term loan facility. These swaps are six-year agreements and are effective on January 3, 2006.

•	As a result of these swap transactions, interest rates on approximately 85 percent of the company’s term debt will be effectively fixed and the weighted average interest rate on term debt is approximately 6.18 percent.

•	The company has notified the trustee for its Senior Notes of its intention to redeem an additional 2.5 percent, or $5.0 million, of its Senior Notes as permitted under its indenture, and the company expects this redemption to result in full-year cash interest savings of $487,500. This transaction is expected to be completed by the end of the year.
Cash Available to Pay Dividends
For the third quarter 2005, total cash available to pay dividends was $16.7 million. Total cash available to pay dividends represents Adjusted EBITDA of $33.1 million, less cash interest expense of $9.6 million giving effect to the IPO as if it had been completed as of July 1, capital expenditures of $6.8 million and cash taxes, which were nil for the quarter. At September 30, 2005, Consolidated had $33.7 million in cash and cash equivalents, $2.1 million of which had been set aside to fund our remaining integration and restructuring costs. Consolidated made capital expenditures of $6.8 million during the third quarter, bringing the nine-month capital expenditures to $21.6 million. Consolidated expects total capital expenditures for 2005 to be approximately $33.5 million. Net cash interest expense is expected to be approximately $9.8 million for the fourth quarter excluding the redemption premium.
Financial Highlights for the Third Quarter Ended September 30, 2005
•	Revenues were $82.2 million, compared to third quarter 2004 revenues of $84.4 million. Prior period subsidy settlements decreased by $3.1 million compared to the same period in 2004. In addition, the year-over-year change reflects increases in Other Operations, Other Services and Data and Internet revenues, partially offset by declines in Local Calling Services and Network Access Revenues.

•	Income from operations was $6.9 million. Affecting income from operations were expenses of $2.7 million related to a one-time litigation settlement, of which there was approximately $400,000 of additional charges recognized during the first half of 2005, and $7.2 million in non-cash compensation expense as a result of the amendment and restatement of its restricted share plan in connection with the IPO. This compares to the third quarter 2004 income from operations of $16.5 million.

•	Net loss for the third quarter 2005 was $10.2 million, which in addition to the revenues and expenses described above, includes the recognition of a $6.3 million redemption premium and the write-off of $2.3 million of deferred financing costs in connection with the early extinguishment of $65 million of the Senior Notes. This compared to net income of $3.5 million for the third quarter of 2004.

•	Net loss applicable to common shareholders increased to $11.4 million from a loss of $843,000 for the third quarter of 2004. Net loss applicable to common shareholders represents the loss after provision for dividends on redeemable preferred shares of $1.1 million and $4.3 million in the second quarter of 2005 and second quarter of 2004, respectively.

•	Adjusted EBITDA, including the effect of the aforementioned $2.7 million litigation settlement, was $33.1 million and net cash provided by operating activities was $17.8 million, compared to $38.5 million and $27.8 million, respectively, for the third quarter of 2004. Impacting the year over year comparison were the aforementioned revenue and expense items and the recognition of an additional $1.8 million cellular partnership cash distributions received in 2004.
Financial Highlights for the Nine Months Ended September 30, 2005
•	Revenues were $240.2 million, compared to $191.0 million for the same period in 2004. If the acquisition of TXU Communications Ventures (TXUCV), which closed on April 14, 2004, had been included for the full period in 2004, revenues would have been $244.9 million. The year-over-year change reflects declining Local Calling Service revenue associated with reductions in access lines, reductions in Long Distance revenue and Other Operations, partially offset by increases in Data and Internet Services revenue and increases in Other Services revenue.

•	Net loss was $2.4 million, compared to net income of $5.1 million for the same period in 2004. If TXUCV’s results had been included for the full period in 2004, net income would have been $6.9 million. The year-over-year decline reflects the impact of the aforementioned revenue change, previously disclosed changes in the company’s capital structure as a result of the Senior Note redemption along with the impact of the company’s IPO and the litigation settlement in the third quarter.

•	Net loss applicable to common shareholders for the nine months ended September 30, 2005 was $12.6 million, versus a loss of $5.5 million for the same period in 2004. Net loss applicable to common shareholders represents the loss after provision for dividends on redeemable preferred shares of $10.3 million and $10.6 million in the nine months ended September 30, 2005 and 2004, respectively.

•	Adjusted EBITDA, including the effect of the aforementioned $2.7 million litigation settlement, was $101.2 million and net cash provided by operating activities was $47.1 million, compared to $103.7 million and $65.7 million, respectively, for the prior year nine-month period.
Conference Call Information
The company will host a conference call today at 11:00 a.m. Eastern Time / 10:00 a.m. Central Time. The call is being webcast and can be accessed from the “Investor Relations” section of the company’s website at http://www.consolidated.com. The webcast will be available for a period of 90 days after the conference call. If you do not have internet access, the conference call dial-in number is 1-800-642-1783. International parties can access the call by dialing 1-706-679-5600. A telephonic replay of the conference call will also be available starting two hours after completion of the call until November 11, 2005 at midnight ET. To hear the replay, parties in the United States and Canada should call 1-800-642-1687 and enter pass code 1560565. International parties should call 1-706-645-9291 and enter pass code 1560565.
Use of Non-GAAP Financial Measures
This press release includes disclosures regarding “Adjusted EBITDA”, “cash available to pay dividends” and “total net debt to last 12-month Adjusted EBITDA ratio”, all of which are non-GAAP financial measures. Accordingly, they should not be construed as alternatives to net cash from operating or investing activities, cash flows from operations or net income (loss) as defined by GAAP and are not, on their own, necessarily indicative of cash available to fund our cash needs as determined in accordance with GAAP. In addition, not all companies use identical calculations, and these non-GAAP financial measures may not be comparable to other similarly titled measures of other companies. A reconciliation of the differences between these non-GAAP financial measures and the most directly comparable financial measures presented in accordance with GAAP is included in the tables that follow.
Adjusted EBITDA, which corresponds to pro forma Bank EBITDA as used and defined in the prospectus dated July 21, 2005 filed in connection with the IPO, is comprised of historical EBITDA, as adjusted to give effect to the TXUCV acquisition and certain other adjustments permitted and contemplated by our amended and restated credit facilities.
EBITDA is defined as net earnings (loss) before interest expenses, income taxes, depreciation and amortization on an historical basis, without giving effect to the TXUCV acquisition, the IPO and the related transactions. We believe net cash provided by operating activities is the most directly comparable financial measure to EBITDA under GAAP. EBITDA is a non-GAAP financial measure.
To give pro forma effect to the TXUCV acquisition as if it had occurred on the first day of the periods presented, we have made two sets of adjustments. First, because the operating results of TXUCV are not reflected in our historical EBITDA and financial results for the period prior to the date of its acquisition (January 1, 2004 through April 13, 2004), TXUCV’s historical EBITDA for this period has been added to our historical EBITDA. Second, we made pro forma adjustments to the selling, general and administrative expenses to reflect (1) a reduction in costs due to the termination of certain TXUCV employees upon the closing of the acquisition and (2) incremental professional service fees paid to certain equity investors pursuant to a new professional services agreement entered into in connection with the TXUCV acquisition. Finally, when calculating EBITDA in accordance with our credit agreement, the credit agreement permits us to exclude the effect of certain items. Each of these adjustments is described in the footnotes to the attached reconciliations.
Cash available to pay dividends represents Adjusted EBITDA, less (1) cash interest expense (after giving pro forma effect to the IPO as if it had been completed on July 1, 2005), (2) capital expenditures and (3) cash taxes.
We present Adjusted EBITDA and cash available to pay dividends for several reasons. Management believes Adjusted EBITDA and cash available to pay dividends are useful as a means to evaluate our ability to fund our estimated cash needs (including interest on our debt) and pay dividends. In addition, we have presented Adjusted EBITDA and cash available to pay dividends to investors in the past because they are frequently used by investors, securities analysts and other interested parties in the evaluation of companies in our industry, and management believes presenting them here provides a measure of consistency in our financial reporting. Adjusted EBITDA and cash available to pay dividends, referred to as Available Cash in our credit agreement, are also a components of the restrictive covenants and financial ratios contained in the agreements governing our debt that require us to maintain compliance with these covenants and limit certain activities, such as our ability to incur debt and to pay dividends. The definitions in these covenants and ratios are based on Adjusted EBITDA and cash available to pay dividends after giving effect to specified charges. As a result, management believes the presentation of Adjusted EBITDA and cash available to pay dividends as supplemented by these other items provides important additional information to investors. In addition, Adjusted EBITDA and cash available to pay dividends provide our board of directors with meaningful information to determine, with other data, assumptions and considerations, our dividend policy and our ability to pay dividends under the restrictive covenants in the agreements governing our debt and to measure our ability to service and repay debt.
While we use Adjusted EBITDA and cash available to pay dividends in managing and analyzing our business and financial condition and believe they are useful to our management and investors for the reasons described above, these non-GAAP financial measures have certain shortcomings. In particular, Adjusted EBITDA does not represent the residual cash flows available for discretionary expenditures, since items such as debt repayment and interest payments are not deducted from such measure. Similarly, while we may generate cash available to pay dividends, we are not required to use any such cash to pay dividends, and the payment of any dividends is subject to declaration by our board of directors, compliance with applicable law and the terms of our credit facility. Finally, Adjusted EBITDA and cash available to pay dividends do not include approximately $1.0 million in incremental, ongoing expenses associated with being a public company.
Because Adjusted EBITDA is a component of the ratio of total net debt to last 12-month Adjusted EBITDA, it is subject to the material limitations discussed above, and the risk that we may not be able to use the cash on the balance sheet to reduce our debt on a dollar-for-dollar basis. Management believes that this ratio is useful as a means to evaluate our ability to incur additional indebtedness in the future and to assist investors, securities analysts and other interested parties in evaluating the companies in our industry.

For a more detailed discussion of these and other limitations on the use of these non-GAAP financial measures, please see the section entitled “Dividend Policy and Restrictions” in our prospectus dated July 21, 2005.
About Consolidated
Consolidated Communications Holdings, Inc. is an established rural local exchange company (RLEC) providing communications services to residential and business customers in Illinois and Texas. Each of the operating companies has been operating in their local markets for over 100 years. With approximately 245,000 local access lines and over 36,000 digital subscriber lines (DSL), Consolidated Communications offers a wide range of telecommunications services, including local dial tone, custom calling features, private line services, long distance, dial-up and high-speed Internet access, carrier access and billing and collection services. Consolidated Communications is the 15th largest local telephone company in the United States.
Safe Harbor
Any statements contained in this press release that are not statements of historical fact, including statements about management’s beliefs and expectations, are forward-looking statements and should be evaluated as such. The words “anticipates”, “believes”, “expects”, “intends”, “plans”, “estimates”, “targets”, “projects”, “should”, “may”, “will” and similar words and expressions are intended to identify forward-looking statements. Such forward-looking statements reflect, among other things, CCHI’s current expectations, plans, strategies and anticipated financial results and involve a number of known and unknown risks, uncertainties and factors that may cause the actual results to differ materially from those expressed or implied by these forward-looking statements. These risks include, but are not limited to the following: various risks to stockholders of not receiving dividends and risks to the company’s ability to pursue growth opportunities if the company continues to pay dividends according to the current dividend policy; various risks to the price and volatility of the common stock; the substantial amount of debt and the company’s ability to incur additional debt in the future; the company’s need for a significant amount of cash to service and repay the debt and to pay dividends on the common stock; restrictions contained in the debt agreements that limit the discretion of management in operating the business; the ability to refinance the existing debt as necessary; regulatory changes, rapid development and introduction of new technologies and intense competition in the telecommunications industry; risks associated with the integration of TXUCV; risks associated with the company’s possible pursuit of acquisitions; economic conditions in the service areas in Illinois and Texas; system failures; loss of large customers or government contracts; risks associated with the rights-of-way for the network; disruptions in the relationship with third party vendors; loss of key management personnel and the inability to attract and retain highly qualified management and personnel in the future; changes in the extensive governmental legislation and regulations governing telecommunications providers and the provision of telecommunications services; telecommunications carriers disputing and/or avoiding their obligations to pay network access changes for use of the network; high costs of regulatory compliance; the competitive impact of legislation and regulatory changes in the telecommunications industry; and liability and compliance costs regarding environmental regulations.
Many of these risks are beyond management’s ability to control or predict. All forward-looking statements attributable to the company or persons acting on the company’s behalf are expressly qualified in their entirety by the cautionary statements and risk factors contained in this press release and the company’s filings with the Securities and Exchange Commission. Because of these risks, uncertainties and assumptions, you should not place undue reliance on these forward-looking statements. Furthermore, forward-looking statements speak only as of the date they are made. Except as required under the federal securities laws or the rules and regulations of the SEC, the company does not undertake any obligation to update or review any forward-looking information, whether as a result of new information, future events or otherwise.
- Tables Follow -

Consolidated Communications
Condensed Consolidated Balance Sheets
(Dollars in thousands)

	September 30,	December 31,
	2005	2004
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$33,687	$52,084
Accounts receivable, net	37,718	33,817
Prepaid expenses and other current assets	17,686	12,986

Total current assets	89,091	98,887
Property, plant and equipment, net	338,417	360,760
Intangibles and other assets	544,877	546,452

Total assets	$972,385	$1,006,099

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$—	$41,079
Accounts payable	11,242	11,176
Accrued expenses and other current liabilities	48,244	45,312

Total current liabilities	59,486	97,567
Long-term debt less current maturities	560,000	588,342
Other long-term liabilities	126,570	131,225

Total liabilities	746,056	817,134

Minority interests	2,724	2,291

Redeemable preferred shares	—	205,469
Stockholders’ equity:
Common stock, $0.01 par value	297	—
Paid in capital	253,025	58
Accumulated deficit	(31,739)	(19,111)
Accumulated other comprehensive income (loss)	2,022	258

Total stockholders’ equity (deficit)	223,605	(18,795)

Total liabilities and stockholders’ equity	$972,385	$1,006,099

Consolidated Communications
Condensed Consolidated Statements of Operations
(Dollars in thousands)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2005	2004	2005	2004
Revenues	$82,168	$84,405	$240,204	$191,010
Operating expenses:
Cost of services and products	25,953	23,223	74,723	57,998
Selling, general and administrative expenses	32,419	27,768	75,517	60,798
Depreciation and amortization	16,920	16,942	50,852	37,484

Income from operations	6,876	16,472	39,112	34,730
Other income (expense):
Interest expense, net	(19,814)	(11,472)	(42,812)	(28,092)
Other income, net	1,443	1,329	5,036	2,168

Income (loss) before income taxes	(11,495)	6,329	1,336	8,806
Income tax (benefit) expense	(1,270)	2,842	3,701	3,662

Net income (loss)	(10,225)	3,487	(2,365)	5,144
Dividends on redeemable preferred shares	(1,142)	(4,330)	(10,263)	(10,623)

Net income (loss) applicable to common stockholders	$(11,367)	$(843)	$(12,628)	$(5,479)

Consolidated Communications
Condensed Consolidated Statements of Cash Flows
(Dollars in thousands)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2005	2004	2005	2004
OPERATING ACTIVITIES
Net income (loss)	$(10,225)	$3,487	$(2,365)	$5,144
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	16,920	16,942	50,852	37,484
Pension curtailment gain	—	—	(7,880)	—
Non-cash stock compensation	7,244	—	7,244	—
Other adjustments, net	2,999	1,769	11,513	8,726
Changes in operating assets and liabilities, net	866	5,586	(12,293)	14,309

Net cash provided by operating activities	17,804	27,784	47,071	65,663

INVESTING ACTIVITIES
Capital expenditures	(6,766)	(7,497)	(21,596)	(17,272)
Acquisition, net of cash acquired	—	—	—	(524,090)

Net cash used in investing activities	(6,766)	(7,497)	(21,596)	(541,362)

FINANCING ACTIVITIES
Proceeds from issuance of stock	67,798	—	67,798	89,058
Proceeds from long-term obligations	5,688	—	5,688	637,000
Payments made on long-term obligations	(65,000)	(5,673)	(75,109)	(186,316)
Payment of deferred financing costs	(3,982)	—	(4,737)	(18,956)
Purchase of treasury shares	—	—	(12)	—
Distribution to preferred shareholders	—	—	(37,500)	—

Net cash provided by (used in) financing activities	4,504	(5,673)	(43,872)	520,786

Net increase (decrease) in cash and cash equivalents	15,542	14,614	(18,397)	45,087
Cash and cash equivalents at beginning of period	18,145	40,615	52,084	10,142

Cash and cash equivalents at end of period	$33,687	$55,229	$33,687	$55,229

Consolidated Communications
Consolidated Revenue by Category
(Dollars in thousands)
(Unaudited)

	Three months ended September 30
	2004	2005
Illinois Revenues
Telephone Operations
Local calling services	$8,416	$8,011
Network access services	6,511	6,805
Subsidies	5,042	4,915
Long distance services	1,667	1,580
Data and Internet services	2,719	2,636
Other services	1,216	1,432

Total Telephone Operations	25,571	25,379
Other Operations	9,109	10,127

Total operating revenues	$34,680	$35,506

Texas Revenues
Telephone Operations
Local calling services	$14,262	$14,040
Network access services	10,207	9,495
Subsidies	12,307	9,824
Long distance services	2,601	2,576
Data and Internet services	3,573	3,732
Other services	6,775	6,995

Total Telephone Operations	49,725	46,662
Other Operations	—	—

Total operating revenues	$49,725	$46,662

Total Revenues
Telephone Operations
Local calling services	$22,678	$22,051
Network access services	16,718	16,300
Subsidies	17,349	14,739
Long distance services	4,268	4,156
Data and Internet services	6,292	6,368
Other services	7,991	8,427

Total Telephone Operations	75,296	72,041
Other Operations	9,109	10,127

Total operating revenues	$84,405	$82,168

Consolidated Communications
Consolidated Revenue by Category
(Dollars in thousands)
(Unaudited)

	Nine months ended September 30
	September 30,
	2004 As	January 1 -		September 30,
	Presented	April 13, 2004	Pro forma 2004	2005
Illinois Revenues
Telephone Operations
Local calling services	$25,605	$—	$25,605	$24,512
Network access services	20,691	—	20,691	19,971
Subsidies	8,882	—	8,882	11,829
Long distance services	5,527	—	5,527	5,032
Data and Internet services	7,929	—	7,929	7,914
Other services	3,287	—	3,287	3,393

Total Telephone Operations	71,921	—	71,921	72,651
Other Operations	29,855	—	29,855	28,600

Total operating revenues	$101,776	$—	$101,776	$101,251

Texas Revenues
Telephone Operations
Local calling services	$26,851	$16,932	$43,783	$42,576
Network access services	17,446	10,610	28,056	28,003
Subsidies	20,885	10,993	31,878	28,701
Long distance services	4,870	3,402	8,272	7,282
Data and Internet services	6,530	3,923	10,453	11,260
Other services	12,652	7,995	20,647	21,131

Total Telephone Operations	89,234	53,855	143,089	138,953
Other Operations	—	—	—	—

Total operating revenues	$89,234	$53,855	$143,089	$138,953

Total Revenues
Telephone Operations
Local calling services	$52,456	$16,932	$69,388	$67,088
Network access services	38,137	10,610	48,747	47,974
Subsidies	29,767	10,993	40,760	40,530
Long distance services	10,397	3,402	13,799	12,314
Data and Internet services	14,459	3,923	18,382	19,174
Other services	15,939	7,995	23,934	24,524

Total Telephone Operations	161,155	53,855	215,010	211,604
Other Operations	29,855	—	29,855	28,600

Total operating revenues	$191,010	$53,855	$244,865	$240,204

Consolidated Communications
2004 Condensed Combining Statements of Operations
(Dollars in thousands)
(Unaudited)

	Nine Months Ended
	September 30, 2004
	Predecessor
	to CCI-Texas	As Presented	3rd Quarter
	1/1 - 4/13	4/14 - 9/30	Combined
Revenues	$53,855	$191,010	$244,865
Operating expenses:
Cost of services and products	15,296	57,998	73,294
Selling, general and administrative expenses	24,138	60,798	84,936
Asset impairment	(12)	—	(12)
Depreciation and amortization	8,124	37,484	45,608

Income from operations	6,309	34,730	41,027
Other income (expense):
Interest expense, net	(3,158)	(28,092)	(31,250)
Other income, net	1,105	2,168	3,273

Income (loss) before income taxes	4,256	8,806	13,050
Income tax (benefit) expense	2,473	3,662	6,135

Net income (loss)	1,783	5,144	6,915

Consolidated Communications
Key Operating Statistics

CCI Illinois	September 30,	December 31,	September 30,
	2005	2004	2004
Local access lines in service
Residential	53,538	55,627	56,641
Business	30,549	31,255	31,613

Total local access lines	84,087	86,882	88,254
DSL subscribers	13,528	10,794	10,109

Total connections	97,615	97,676	98,363

Video subscribers	1,053	101	—
Long distance lines	55,803	54,345	53,713
Dial-up subscribers	6,891	7,851	8,038
Service bundles	10,199	9,175	8,595

CCI Texas	September 30,	December 31,	September 30,
	2005	2004	2004
Local access lines in service
Residential	110,504	113,151	114,292
Business (1)	50,311	55,175	55,180

Total local access lines (1)	160,815	168,326	169,472
DSL subscribers	22,523	16,651	14,276

Total connections (1)	183,338	184,977	183,748

Video subscribers	—	—	—
Long distance lines	86,508	84,332	84,248
Dial-up subscribers	9,817	13,333	14,791
Service bundles	24,964	21,300	20,267

Total Company	September 30,	December 31,	September 30,
	2005	2004	2004
Local access lines in service
Residential	164,042	168,778	170,933
Business (1)	80,860	86,430	86,793

Total local access lines (1)	244,902	255,208	257,726
DSL subscribers	36,051	27,445	24,385

Total connections (1)	280,953	282,653	282,111

Video subscribers	1,053	101	—
Long distance lines	142,311	138,677	137,961
Dial-up subscribers	16,708	21,184	22,829
Service bundles	35,163	30,475	28,862

(1)	The 2005 counts include the reduction of approximately 4,708 access lines associated with the previously announced MCIMetro ISP regrooming.

Consolidated Communications
Schedule of Adjusted EBITDA Calculation
(Dollars in thousands)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2005	2004	2005	2004
Historical EBITDA
Net cash provided by operating activities	$17,804	$27,784	$47,071	$65,663
Adjustments:
Pension curtailment gain	—	—	7,880	—
Compensation from restricted share plan	(7,244)	—	(7,244)	—
Other adjustments, net	(2,999)	(1,769)	(11,513)	(8,726)
Changes in operating assets and liabilities	(866)	(5,586)	12,293	(14,309)
Interest expense, net	19,814	11,472	42,812	28,092
Income taxes	(1,270)	2,842	3,701	3,662

Consolidated EBITDA (1)	25,239	34,743	95,000	74,382

CCI Texas EBITDA (2)	—	—	—	15,538

Pro Forma EBITDA (3)	25,239	34,743	95,000	89,920

Adjustments to EBITDA
Transaction costs associated with TXUCV acquisition (4)	—	—	—	8,205
Integration and restructuring (5)	831	1,188	5,406	2,261
Professional service fees (6)	367	1,250	2,867	2,885
Other, net (7)	(1,443)	(1,329)	(2,256)	(3,273)
Partnership distributions (8)	819	2,620	819	3,716
Affect of pension curtailment (9)	—	—	(7,880)	—
Non-cash compensation (10)	7,244	—	7,244	—

Adjusted EBITDA	$33,057	$38,472	$101,200	$103,714

Footnotes for Adjusted EBITDA

(1)	Consolidated’s EBITDA is defined as net earnings (loss) before interest expense, income taxes, depreciation and amortization on an historical basis, without giving effect to the TXUCV acquisition.

(2)	CCI Texas EBITDA represents the EBITDA of TXUCV for the period from January 1 through April 13, 2004 since the operating results of TXUCV are not reflected in our historical EBITDA for the periods prior to acquisition on April 13, 2004.

(3)	Pro forma EBITDA represents our historical EBITDA as adjusted for the TXUCV acquisition.

(4)	During 2004 TXUCV incurred costs, which, due to the unusual and non-recurring nature of these expenses, are excluded from Adjusted EBITDA. These expenses include retention bonuses to keep key employees to run its day-to-day operations while it was being prepared for sale; severance costs primarily associated with employee terminations associated with the TXUCV acquisition; and other costs associated with its sale.

(5)	In connection with the TXUCV acquisition, we incurred certain one-time expenses associated with integrating and restructuring the Texas and Illinois businesses. Because of the unusual and non-recurring nature of these expenses, they are excluded from Adjusted EBITDA.

(6)	Represents the aggregate professional service fees paid to certain equity investors prior to our initial public offering. Upon closing of the initial public offering, these agreements terminated.

(7)	Other, net includes the equity earnings from our investments, dividend income and certain other miscellaneous non-operating items. Key man life insurance proceeds of $2,780 received in June 2005 are not deducted to arrive at Adjusted EBITDA

(8)	For purposes of calculating Adjusted EBITDA, we include all dividends and other distributions received from our cellular partnership investments. Partnership distributions included in the calculation of adjusted EBITDA assumes that the TXUCV acquisition occurred on the first day of the periods presented.

(9)	Represents a one-time, non-cash $7.9 million curtailment gain associated with the amendment of our retirement plan. The gain was recorded in general and administrative expenses. However, because the gain is non-cash and non-recurring, it is excluded from Adjusted EBITDA.

(10)	Represents compensation expenses in connection with our Restricted Share Plan, which because of the non-cash nature of the expenses are being excluded from Adjusted EBITDA. In connection with the IPO and related transactions, the plan was modified.

Consolidated Communications
Cash Available to Pay Dividends
(Dollars in thousands)
(Unaudited)

Three Months Ended
September 30, 2005
Adjusted EBITDA	$33,057

- Cash interest expense (1)	(9,583)
- Capital Expenditures	(6,766)
- Integration and restructuring costs (2)	—
- Cash taxes	—

Cash available to pay dividends	$16,708

(1)	Assumes the IPO and related transactions occurred on July 1, 2005

(2)	We incurred $831,000 of integration and restructuring charges during the three months ended September 30, 2005. However, we have not listed any such expenses in the table because these expenses were pre-funded with cash on the balance sheet in connection with our initial public offering.
Consolidated Communications
Schedule of ARPU Calculation
(Dollars in thousands)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2005	2004	2005	2004
Ending Access Lines	244,902	257,726	244,902	257,726
Average Access Lines	245,969	258,293	249,700	260,418

Telephone Operations Dollars	$72,041	$75,296	$211,604	$215,010
Prior Period Subsidy Settlements	$1,462	$4,581	$1,621	$5,372
Telephone Operations, excluding Prior Period Subsidy Settlements	$70,579	$70,715	$209,983	$209,638

Telephone Operations ARPU	$97.63	$97.17	$94.16	$91.74
Telephone Operations ARPU, excluding Prior Period Subsidy Settlements	$95.65	$91.26	$93.44	$89.44

Consolidated Communications
Total Net Debt to LTM Adjusted EBITDA Ratio
(Dollars in thousands)
(Unaudited)

	Nine months ended September 30,		Twelve months ended
	2005	2004	12/31/2004	9/30/2005
Historical EBITDA
Net cash provided by operating activities	$47,071	$65,663	$79,766	$61,174
Adjustments:
Pension curtailment gain	7,880	—	—	7,880
Compensation from restricted share plan	(7,244)	—	—	(7,244)
Other adjustments, net	(11,513)	(8,726)	(21,960)	(24,747)
Changes in operating assets and liabilities	12,293	(14,309)	(4,427)	22,175
Interest expense, net	42,812	28,092	39,551	54,271
Income taxes	3,701	3,662	232	271

Homebase EBITDA	95,000	74,382	93,162	113,780
CCI Texas EBITDA	—	15,538	15,538	—

Combined EBITDA	95,000	89,920	108,700	113,780

Adjustments to EBITDA

Transaction costs associated with TXUCV acquisition	—	8,205	8,205	—
Integration and restructuring	5,406	2,261	7,009	10,154
Professional service fees	2,867	2,885	4,135	4,117
Other, net	(2,256)	(3,273)	(4,764)	(3,747)
Partnership distributions	819	3,716	4,135	1,238
Restructuring, asset impairment and other	(7,880)	—	11,578	3,698
Non-cash Compensation	7,244	—	—	7,244

Adjusted EBITDA	$101,200	$103,714	$138,998	$136,484

Summary of outstanding debt

Senior notes		$135,000
Term loan D		425,000

Total Debt as of September 30, 2005		560,000
Less cash on hand		(31,602)

Total net debt as of September 30, 2005		$528,398

Total Net Debt to twelve months Adjusted EBITDA Ratio		3.9

Consolidated Communications
Schedule of Adjusted Access Lines

	December 31, 2004	September 31, 2005	Percentage Change
Total company access lines	255,208	244,902
MCI Metro access lines	(4,708)

Adjusted access lines	250,500	244,902	-2.2%
Annualized			-2.9%
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